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Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

September 23, 2003

Chiron Corporation
4560 Horton Street
Emeryville, California 94608.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 aggregate principal amount of the 1 5/8% Convertible Debentures due 2033 (the "Securities") of Chiron Corporation, a Delaware corporation (the "Company"), and the shares of Common Stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Securities (the "Shares"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, (i) the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (ii) the Shares, when issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture for the Securities has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the Trustee's certificate of authentication of the Securities has been manually signed by one of the Trustee's authorized officers, that the certificates for the Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Shares, that the issuance of the Shares upon conversion of the Securities will be made in accordance with the terms of the Securities and the provisions of the Indenture applicable to such conversion, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Debentures" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                        Very truly yours,

                        /s/  SULLIVAN & CROMWELL LLP

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  Exhibit 5.1